UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2018

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The following descriptions of the various agreements below are a summary of certain of their terms only and are qualified in their entirety by the full text of the agreements which are being filed with this Report on Form 8-K.

Stock Purchase and Merger Agreement

On November 12, 2018, Avenue Therapeutics, Inc. (“Avenue”), a subsidiary of Fortress Biotech, Inc. (the “Company”), entered into a Stock Purchase and Merger Agreement (the “SPMA”) with InvaGen Pharmaceuticals Inc. (the “Buyer”) and Madison Pharmaceuticals Inc., a newly formed wholly-owned subsidiary of the Buyer, pursuant to which the Buyer will purchase, for $35 million, common shares representing 33.3% of the fully diluted capitalization of Avenue (the “Stock Purchase Transaction”) and subsequently acquire the remaining issued and outstanding capital stock of Avenue for $180 million, subject to certain reductions, in a reverse subsidiary merger transaction (the “Merger Transaction”). Pursuant to the terms and subject to the conditions set forth in the SPMA, the Buyer will, at second closing, hold 100% of the issued and outstanding equity interests of Avenue.

The aggregate consideration to be paid by the Buyer under the SPMA is $215 million in cash, subject to certain potential reductions, which Buyer intends to have sufficient immediately available funds to pay. In addition, Avenue is subject to certain lock-up restrictions and agreed not to (subject to customary exceptions), during the period commencing at the signing of the SPMA until the Merger Transaction, issue, buy, sell, or otherwise subject to a security interest, pledge, hypothecation, mortgage or lien, any securities of Avenue.

Consummation of the Merger Transaction is conditioned, among other things, upon U.S. Food and Drug Administration (“FDA”) approval of IV Tramadol, its labeling and scheduling and the absence of any Risk Evaluation and Mitigation Strategy restrictions in effect with respect to IV Tramadol, as well as the expiration of any waiting period applicable to the acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The SPMA contains customary representations, warranties, covenants and termination rights as well as certain customary closing conditions, including the approval of Avenue’s stockholders of the Stock Purchase Transaction and the Merger Transaction.

Stockholders Agreement

Concurrently with the execution and delivery of the SPMA, Avenue, certain stockholders of Avenue, including the Company (the “Stockholders”), and the Buyer entered into a stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Buyer obtained the right to appoint three directors to Avenue’s seven member Board of Directors, one of whom must qualify as an independent director, upon the closing of the Stock Purchase Transaction. The Stockholders Agreement also entitles the Buyer to veto rights over certain Avenue actions in the event the Merger Transaction fails to close.

Credit Agreement and Guaranty

Concurrently with the execution and delivery of the SPMA, Avenue and the Buyer entered into a credit agreement (the “Credit Agreement”), pursuant to which the Buyer will provide initial financing to Avenue in an amount of up to $3 million in the form of a line of credit, up to the closing of the Stock Purchase Transaction. Any amounts drawn on the line of credit will be deducted from the aggregate consideration payable to Avenue pursuant to the Stock Purchase Transaction. Subject to the terms and conditions described in the SPMA, the Buyer may also provide interim financing to Avenue in an amount of up to $7 million during the time period between the Stock Purchase Transaction and the Merger Transaction. Any amounts drawn on the interim financing will be deducted from the aggregate consideration payable to Avenue stockholders by virtue of the Merger Transaction.

Concurrently with the execution and delivery of the Credit Agreement, the Company and the Buyer entered into a guaranty (the “Guaranty”), pursuant to which the Company guaranteed the full payment to the Buyer, when due, of all amounts of (x) all obligations of Avenue to the Buyer under the Credit Agreement, whether for principal interest, fees, charges, expenses or otherwise, and (y) any and all costs and expenses incurred by the Buyer in enforcing any of its rights under the Guaranty.

Voting and Support Agreement

Concurrently with the execution and delivery of the SPMA, Avenue, the Stockholders and the Buyer entered into a voting and support agreement (the “Voting Agreement”), pursuant to which, among other things, the Stockholders will (i) be present at any meeting of Avenue’s stockholders, in person or represented by proxy, or otherwise cause all of their voting securities to be counted as present for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of their securities in favor of the Proposals (as defined in the SPMA), adjourning or postponing the stockholders meeting to a later date if there are not sufficient votes for the requisite stockholder approval, electing the Buyer Directors (as defined in the Stockholders Agreement) as members of the board of directors of Avenue or any other matter necessary for the consummation of the Stock Purchase Transaction, Merger Transaction and any other transactions contemplated by the SPMA or the ancillary agreements. Further, pursuant to the Voting Agreement, the Stockholders will vote against any Takeover Proposal (as defined in the SPMA), any other action made in opposition to adoption of the SPMA or the ancillary agreements, any action reasonably expected to materially impede any of the transactions contemplated by the SPMA or the ancillary agreements or any action reasonably expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Avenue contained in the SPMA, or of the Stockholders contained in the Voting Agreement. In addition, the Stockholders agreed not to transfer any Avenue securities held by them until the earlier of the Merger Transaction and the termination of the SPMA.

Waiver Agreement

Concurrently with the execution and delivery of the SPMA, Avenue, the Buyer and the Company entered into a waiver agreement (the “Waiver Agreement”), pursuant to which, among other things, the Company irrevocably waived its right to receive dividends of Avenue’s common shares under the terms of the Class A Preferred Stock and any fees, payments, reimbursements or other distributions under a certain management services agreement between the Company and Avenue and the Founders Agreement (as defined in the SPMA), for the period from the effective date of the Waiver Agreement to the termination of Buyer’s rights under Section 4 of the Stockholders Agreement. Pursuant to the Waiver Agreement, immediately prior to the closing of the Merger Transaction, the Company will convert all of its preferred shares into common shares pursuant to the terms of the certificate of incorporation of Avenue, as amended from time to time.

Restrictive Covenant Agreement

Concurrently with the execution and delivery of the SPMA, the Buyer and the Company entered into a restrictive covenant agreement under which, among other things, the Company agrees not to engage or participate in, or render services to any person engaged in, the business of hospital administered pain management anywhere in the world other than Canada, Central America, or South America, or solicit certain empoloyees, during the pendency of the SPMA and for a period of five years after the Merger Transaction.

Indemnification Agreement

Concurrently with the execution and delivery of the SPMA, the Buyer and the Company entered into an indemnification agreement (the “Indemnification Agreement”), pursuant to which the Company agreed to indemnify and hold harmless the Buyer from and against all losses arising out of any breach or inaccuracy of any representation or warranty of Avenue contained in the SPMA or any ancillary agreement. Pursuant to the Indemnification Agreement, except in the case of fraud or intentional misrepresentation, the maximum liability of the Company (other than with respect to any breach or inaccuracy of any Fundamental Representation, as defined in the Indemnification Agreement) is limited to $7,000,000. Except in the case of fraud or intentional misrepresentation, the maximum liability of the Company solely with respect to any breach or inaccuracy of any Fundamental Representation is limited to $35,000,000. Claims agreed to or adjudicated prior to the Merger Transaction will be reduced from the Merger Transaction consideration. For claims surviving the Merger Transaction and agreed to or adjudicated after the Merger Transaction, the Company will be required to pay its pro rata share as a stockholder of Avenue immediately, and the amount owed by the remaining Avenue stockholders will be reduced from amounts payable to them under the CVR Agreement (defined below).

Contingent Value Rights Agreement

Following the execution and delivery of the SPMA and prior to the closing of the Merger Transaction, Avenue intends to enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a trust company as rights agent, pursuant to which holders of common shares of Avenue (each, a “Holder”), excluding any shares to be cancelled and retired in accordance with the SPMA and any dissenting shares, will be entitled to receive one Contingent Value Right (“CVR”) for each share held immediately prior to the Merger Transaction.

Each CVR represents the right of its holder to receive a contingent cash payment pursuant to the CVR Agreement upon the achievement of certain milestones. If, during the period commencing on the day following the closing of the Merger Transaction until December 31, 2028, IV Tramadol generates at least $325 million or more in Net Sales (as defined in the CVR Agreement) in a calendar year, each Holder shall entitled to receive their pro rata share of (i) if the product generated less than $400 million in Net Sales during such calendar year, 10% of Gross Profit (as defined in the CVR Agreement), (ii) if the product generated between $400 million and $500 million in Net Sales during such calendar year, 12.5% of Gross Profit, or (iii) if the product generated more than $500 million in Net Sales during such calendar year, 15% of Gross Profit. Additionally, at any time beginning on January 1, 2029 that IV Tramadol has generated at least $1.5 billion in aggregate Net Sales, then with respect to each calendar year in which IV Tramadol generates $100 million or more in Net Sales, each Holder shall be entitled to receive their pro rata share of an amount equal to 20% of the Gross Profit generated by IV Tramadol. These additional payments will terminate on the earlier of December 31, 2036 and the date (which may be extended by up to 6 months) that any person has received approval from the FDA for an Abbreviated New Drug Application or an FDA AP-rated 505(b)(2) NDA using IV Tramadol.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1	Stock Purchase and Merger Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc., InvaGen Pharmaceuticals Inc. and Madison Pharmaceuticals Inc.
10.2	Stockholders Agreement, dated as of November 12, 2018, by and between Fortress Biotech, Inc., Avenue Therapeutics, Inc., Dr. Lucy Lu, M.D. and InvaGen Pharmaceuticals Inc.
10.3	Credit Agreement, dated as of November 12, 2018, by and between Avenue Therapeutics, Inc. and InvaGen Pharmaceuticals Inc.
10.4	Guaranty, dated as of November 12, 2018, by and between Fortress Biotech, Inc. and InvaGen Pharmaceuticals Inc.
10.5	Voting and Support Agreement, dated as of November 12, 2018, by and between Fortress Biotech, Inc., Avenue Therapeutics, Inc., Dr. Lucy Lu, M.D. and InvaGen Pharmaceuticals Inc.
10.6	Waiver Agreement, dated as of November 12, 2018, by and between Fortress Biotech, Inc., Avenue Therapeutics, Inc. and InvaGen Pharmaceuticals Inc.
10.7	Restrictive Covenant Agreement, dated as of November 12, 2018, by and between Fortress Biotech, Inc. and InvaGen Pharmaceuticals Inc.
10.8	Indemnification Agreement, dated as of November 12, 2018, by and between Fortress Biotech, Inc. and InvaGen Pharmaceuticals Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS BIOTECH, INC.

(Registrant)

Date: November 16, 2018

	By:	/s/ Lindsay A. Rosenwald, M.D.
	Name:	Lindsay A. Rosenwald, M.D.
	Title:	Chairman, President and Chief Executive Officer